Exhibit 99.1

NEWS RELEASE

Cyanotech CorporatIon

73-4460 Queen Kaahumanu Highway	July 16, 2008
Suite #102	For Immediate Release
Kailua Kona, Hawaii 96740

Contact:

CYANOTECH CORPORATION ANNOUNCES

SELECTION OF GRANT THORNTON LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Kailua Kona, Hawaii — Cyanotech Corporation (NASDAQ:  CYAN) today announced the selection of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm, subject to its customary client acceptance procedures.

On April 3, 2008, the Company’s Audit Committee decided, in accordance with good corporate governance practices, to undertake a thorough assessment of audit firms that serve similar companies and which have a significant presence in Hawaii.  After conducting an extensive evaluation process, the Audit Committee selected Grant Thornton based on the firm’s audit approach, reputation with similar companies, and local market presence.

The selection of Grant Thornton was not the result of any disagreements between the Company and the current independent registered public accounting firm, KPMG LLP, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

“Cyanotech Corporation has had a very long, professional audit relationship with KPMG and we want to thank the firm for its service,” said Chief Financial Officer William R. Maris.

“We look forward to working with Grant  Thornton over the next few months as they transition into their new role with us,” he said.

**********

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition. Cyanotech’s spirulina, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical and cosmeceutical makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.